Exhibit 99.1

Kiora Pharmaceuticals and Sentrx Animal Care Amend Existing Manufacturing Licensing Agreement for KIO-201

•Amendment eliminates $4.75M in near-term milestones Kiora would have owed to Sentrx
•Sentrx gains access to Kiora's recently issued patents covering the combination of KIO-201 and antibiotics for veterinary use
•Kiora will receive a royalty on net sales of products covered by licensed patents

Encinitas, California--(Newsfile Corp. - June 15, 2023) - Kiora Pharmaceuticals, Inc. (NASDAQ: KPRX) ("Kiora") and Sentrx Animal Care ("Sentrx") announced today they have amended their existing licensing agreement for patents and technology related to Kiora's KIO-201 product candidate. The amended agreement between the companies eliminates up to $4.75M in near-term financial payments by Kiora to Sentrx that would have been required under the original license agreement signed in 2018; grants Sentrx an exclusive license to certain patents, related to the combination use of the hyaluronic acid technology used in KIO-201 with antibiotics for development and commercialization in the field of animal health; provides Kiora with a low single-digit royalty on Sentrx net sales in animal health of products protected by certain patents owned by Kiora; and maintains Kiora's optionality to source alternative manufacturing partners for KIO-201.

"Amending this agreement has been a corporate goal since joining Kiora," said Brian Strem, Ph.D., President & CEO of Kiora. "The new structure benefits both companies. It provides us with greater financial flexibility to invest in our development pipeline, and offers Sentrx access to valuable patented technologies for veterinary use."

"This agreement strengthens our proprietary position for our pipeline of innovation in the veterinary ophthalmology space," said Brian Segebrecht, MBA, President & Chief Executive Officer of Sentrx Animal Care. "Kiora's patents, including those allowing for antibiotics to be combined with the cross-linked hyaluronic acid technology used in both KIO-201 and our BioHAnce™ products, address an important need for innovation in companion animal eye care."

KIO-201 is a modified form of the natural polymer hyaluronic acid, designed to accelerate corneal wound healing. Kiora is currently developing KIO-201 for the treatment of persistent corneal epithelial defects (PCEDs). PCEDs are a rare disease where a patient's corneal wounds are resistant to standard treatment options and can lead to vision loss. Sentrx is leveraging similar technologies to KIO-201 in its BioHAnce™ line of veterinary products.

About Kiora Pharmaceuticals

Kiora Pharmaceuticals is a clinical-stage biotechnology company developing and commercializing products for the treatment of ophthalmic diseases. KIO-301 is being developed for the treatment of retinitis pigmentosa. It is a molecular photoswitch that has the potential to restore vision in patients with inherited and/or age-related retinal degeneration. KIO-101 is being developed for the treatment of the Ocular Presentation of Rheumatoid Arthritis (OPRA). It is a next-generation, non-steroidal, immuno-modulatory and small molecule inhibitor of Dihydroorotate Dehydrogenase (DHODH) with what Kiora believes is best-in-class picomolar potency and a validated immune modulating mechanism (blocks T cell proliferation and proinflammatory cytokine release) designed to overcome the off-target side effects and safety issues associated with commercially available DHODH inhibitors. In addition, Kiora is developing KIO-201, a modified form of the natural polymer hyaluronic acid, designed to accelerate corneal wound healing.

In addition to news releases and SEC filings, Kiora expects to post information on its website, www.kiorapharma.com, and social media accounts that could be relevant to investors. Kiora encourages investors to follow Kiora on Twitter and LinkedIn as well as to visit its website and/or subscribe to email alerts.

About Sentrx Animal Care

Sentrx is a Salt Lake City-based animal health company that was founded on exclusive, worldwide rights to BioHAnce™ technology. This patented and proprietary technology uses advanced bioengineering to create a molecular matrix of crosslinked hyaluronic acid (HA) that produces a cellular scaffolding with unique physical and chemical properties. Sentrx transforms complex biotechnologies into easy-to-use care solutions that promote the long-term well-being of animals. Sentrx develops and manufactures veterinary ophthalmic and wound care products for companion animals.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements include statements relating to, among other things, the ability of KIO-301 to restore visual function in patients with retinitis pigmentosa, the potential for KIO-301 to address other eye diseases, the development and commercialization efforts and other regulatory or marketing approval efforts pertaining to Kiora's development-stage products, including KIO-201, as well as the success thereof, with such approvals or success may not be obtained or achieved on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the ability to conduct clinical trials on a timely basis, market and other conditions and certain risk factors described under the heading "Risk Factors" contained in Kiora's Annual Report on Form 10-K filed with the SEC on March 23, 2023 or described in Kiora's other public filings. Kiora's results may also be affected by factors of which Kiora is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Kiora expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions, or circumstances on which any such statement is based, except as required by law.

Investor Contact
Francina Agosti, Ph.D.
(617) 546-0742
francina@reportablenews.com